Exhibit (a)(1)(R)

On February 15, 2024, Wyndham Hotels & Resorts, Inc. (NYSE) (“Wyndham” or “we”) held a webcast and conference call in connection with Wyndham’s announcement of its earnings for the three months and year ended December 31, 2023. The following excerpt from the script for the webcast and conference call contains statements that may be deemed proxy soliciting materials.

Matt Capuzzi: “We have also created a separate website at staywyndham.com to provide additional information relating to the ongoing situation with Choice Hotels.”

Geoff Ballotti: “But before delving into our results, we want to take a moment to discuss the ongoing matters with Choice. As we shared in our public response, Choice has nominated directors with the sole purpose of advancing its inadequate, hostile and risk laden offer, an offer which our board has unanimously determined is not in the best interests of our shareholders. Our board is well constituted, combining decades of experience in areas critical to overseeing the execution of our strategy, including hospitality and more specifically, global hotel franchising, M&A, governance and risk oversight.

As we’ve consistently communicated, Choice’s offer fails to address three principal concerns. First, the inadequacy of the value of the offer compared with our future growth prospects. Second, the significant amount of Choice stock included in the consideration mix, which would expose our shareholders to an overlevered pro forma company with slower, long term growth prospects. And third, the asymmetrical risks to Wyndham and our shareholders resulting from a prolonged and an uncertain regulatory review.

On the regulatory topic, our concerns regarding the unique risks of this transaction have only increased as the process has unfolded. Starting with the Federal Trade Commissions, unsolicited outreach to us and subsequent investigation even before Choice launched its exchange offer. Moreover, state attorneys general from Washington, Colorado, Kansas and Vermont have also now opened their own separate investigations. The expansive second request we received from the FTC on January 11th is requiring us to provide virtually every communication and every piece of data that relates in any way to our competition with Choice. To put this into context, second requests are issued for only around 1% of deals reviewed by the FTC, and they require additional time consuming back and forth discussions and meetings with the agency.

Regulatory interest has undoubtedly peaked due to the continued opposition of franchisees and the Asian-American Hotel Owners Association, which represents more than two-thirds of both companies domestic hotel owners. In a recent survey of members who own either a Choice or a Wyndham Hotel, over two thirds say that consider leaving were the merger to occur.The uncertain timeline and outcome facing our shareholders, compounded by the risk that they are left with no deal and a damaged business at the end of a very long regulatory review process is highlighted by a recent report showing that over 90% of significant merger investigations in 2023 resulted in a lawsuit by the government to block the deal or the abandonment of the transaction. With the FTC not accepting any pre-lawsuit settlements involving a divestiture or other remedy.

This trend has continued in recent months with the transactions such as JetBlue, Spirit and its merger. The IQVIA, Propel merger and Amazon’s proposed acquisition of iRobot, all of which were either blocked or now face significant delays and challenges. The potential value destruction that could arise from this ongoing and elongated process remains significant. Choice continues to try to take advantage of the uncertain timeline and outcome to exploit franchisee uncertainty for its own competitive advantage. And Choice’s unsolicited offer also has significant real dollar cost for our shareholders, currently estimated at approximately $75 million, which includes approximately $15 million related solely to the FTC review.

More fundamentally, as our 2023 results and longer term progress demonstrate, Wyndham is positioned to generate shareholder value well in excess of Choice’s current offering. Over the last three years, we’ve consistently grown our system, our market share and our earnings, while also expanding our pipeline to support future growth. As Michele will cover in further detail, our strategy, which is well underway, is expected to generate an organic adjusted EBITDA CAGR of 7% to 10% over the next three years. We also expect to produce over $700 million of excess cash over the next two years. This resilient cash flow, along with our incremental leverage capacity, assuming only a 3.5 times net leverage ratio, can generate a total of $1.4 billion of excess liquidity, which can be deployed strategically for both organic and inorganic growth opportunities, further supporting additional value creation for Wyndham shareholders beyond our 7% to 10% EBITDA growth expectation.”

Q&A:

Investor Question: “Thank you. And as my follow-up, yesterday Choice did put out a preliminary proxy, which has some commentary in there just in an open ended way. Anything any thoughts or perspectives or comments you can share about that? I’m sure we’d all be interested in hearing.”

Wyndham Answer: “Yeah. No. No surprise to your question. It was completely expected by our team. And really just a procedural moment and a non-event. I mean, this was Choice’s first step, of course, to hold a preliminary proxy for a special meeting of the shareholders required to approve the issuance of Choice, Choice’s shares in connection with a deal that they believe they could do.The filing didn’t change the offer. It didn’t remove any of the numerous conditions to it, like the financing contingency or, I don’t know, their due diligence out, or most importantly, their need for FTC clearance to name just a few. Their offer, David, remains highly conditional, and it still does not address adequately our board’s three key issues that we talked about in the script.”

Investor Question: “Good morning. Two questions. My first one, Geoff, you briefly touched on the feedbacks you have been receiving from your large or top shareholders. Can you just give us a little bit more color what specifically the feedback has been?”

Wyndham Answer: “All right. I mean, we Michele and I there’s not a day that goes by we’re not talking to our large shareholders. And the feedback consistently has been from them. And I’m sure we’ll be on the phone with many of them this afternoon is that they’re generally [not] supportive of the risks, the asymmetrical risks that are out there that we’ve been talking about, that our board has objected to and certainly would want to see addressed before continuing discussions.”

Investor Question: “Thanks, everyone. Good morning. First question, just can you help us understand, what is the FTC asking for? How long is the list? Maybe any examples on customer facing or franchisee facing type questions or requests would be helpful.”

Wyndham Answer: “Sure. The list is long, Michael. We are complying expeditiously with this second request which we predicted all along would occur and which happens in less than, as we said, 1% of FTC reviews. And of course, we’re also working with four state attorney generals who we mentioned who are also now investigating. And it is a tremendous effort. It has over 300 different work streams and data requests generated by a 44 page letter that we’ve received from them.

Boy, in terms of examples, Michele, can you think of a good one from your side?”

Wyndham Answer: “Yeah, I most certainly can. I’m living it every day, maybe just to give some flavor. One of the 300 workstreams is asking for a listing of every bid we’ve ever provided for any franchisee, franchise service. And that would be they want it over the past five years. They want it by brand. It must include a bunch of details, including whether there was a prior brand affiliation across the industry. The details of each stage of the negotiation. So the initial interim and final bids for each deal. It’s so broad, it’s asking for all factors considered in establishing the pricing for those bids and then our cost around those negotiating activities, whether whether those costs are fixed or variable. The part of the chain scale that the hotels switch to who we were competing against, on and on and on, that’s one of the 300 workstreams. So multiple parts in that one request. So as Geoff pointed out, it’s a tremendous effort.”

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,100 hotels across over 95 countries on six continents. Through its network of approximately 858,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 24 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 105 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at https://investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.

Important Additional Information

This communication is not an offer to purchase or a solicitation of an offer to sell any securities or the solicitation of any vote or approval. Wyndham Hotels & Resorts, Inc. (“Wyndham” or the “Company”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) a solicitation/recommendation statement on Schedule 14D-9. Any solicitation/recommendation statement filed by the Company that is required to be mailed to stockholders will be mailed to Company stockholders. COMPANY STOCKHOLDERS ARE ADVISED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY EXCHANGE OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Company stockholders may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by the Company in connection with any exchange offer by Choice Hotels International, Inc. or one of its affiliates, free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from the Company by directing a request to Matt Capuzzi, Senior Vice President, Investor Relations at matthew.capuzzi@wyndham.comor by calling 973.449.1537. The Company intends to file a proxy statement and accompanying WHITE proxy card with the SEC with respect to the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). The Company’s stockholders are strongly encouraged to read such proxy statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. The Company’s stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website atwww.sec.gov. Copies will also be available free of charge at the Company’s website at https://investor.wyndhamhotels.com.

Certain Information Concerning Participants

Wyndham and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC on February 16, 2023 and its most recent definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2023. To the extent holdings of the Company’s securities have changed since the filing of the Company’s most recent Annual Report on Form 10-K or the Company’s most recent definitive Proxy Statement on Schedule 14A, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Updated information relating to the foregoing will also be set forth in the Company’s proxy statement and other materials to be filed with the SEC for its 2024 Annual Meeting. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement on Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this communication, other than purely historical information, and assumptions upon which those statements are based, are “forward-looking statements.” Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “objective,” “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of hereof.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, factors relating to the unsolicited exchange offer by Choice Hotels International, Inc. (“Choice”) to acquire all outstanding shares of our common stock (the “Exchange Offer”), including actions taken by Choice in connection with such offer, actions taken by Wyndham or its stockholders in respect of the Exchange Offer or other actions or developments involving Choice, such as a potential proxy contest, the completion or failure to complete the Exchange Offer, the effects of such offer on our business, such as the cost, loss of time and disruption; general economic conditions, including inflation, higher interest rates and potential recessionary pressures; global or regional health crises or pandemics (such as the COVID-19 pandemic) including the resulting impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; the Company’s relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflicts between Russia and Ukraine and between Israel and Hamas; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital; and the Company’s ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.